Exhibit 99.2

EXCEL
TRUST

WHOLE FOODS
MARKET

Downtown at the Gardens – Palm Beach Gardens, Florida

Supplemental Operating and Financial Data

For the Period Ended March 31, 2015

*Note: Financial and portfolio information reflects the consolidated operations of the company and excludes unconsolidated entities unless otherwise noted.

Company Overview

Corporate Headquarters	Other Offices
Excel Trust, Inc.	Atlanta, GA	Salt Lake City, UT
17140 Bernardo Center Dr., Ste 300	Dallas, TX	Scottsdale, AZ
San Diego, CA 92128	Orlando, FL	Stockton, CA
Tel: 858-613-1800	Richmond, VA
Email: info@exceltrust.com
Website: www.exceltrust.com

Executives & Senior Management
Gary B. Sabin - Chairman & CEO	Spencer G. Plumb - President & COO
James Y. Nakagawa - CFO, Treasurer	Mark T. Burton - CIO & SVP, Acquisitions
S. Eric Ottesen - SVP, General Counsel	Greg R. Davis - VP, Capital Markets

Board of Directors
Gary B. Sabin (Chairman)	Spencer G. Plumb
Mark T. Burton	Bruce G. Blakley
Burland B. East III	Robert E. Parsons, Jr.
Warren R. Staley

Transfer Agent and Registrar	Corporate Counsel
Broadridge Corporate Issuer Solutions, Inc.	Latham & Watkins
PO Box 1342	12670 High Bluff Drive,
Brentwood, NY 11717	San Diego, CA 92130
Tel: 877-830-4936	Tel: 858-523-5400
Email: shareholder@broadridge.com
Website: www.broadridge.com

Reported results and other information herein are preliminary and not final until the filing of Excel Trust’s report on Form 10-Q or Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Forward-Looking Statements

This Document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the retail industry or the markets in which the Company operates; increased interest rates and operating costs; decreased rental rates or increased vacancy rates; the Company’s failure to obtain necessary outside financing on favorable terms or at all; changes in the availability of additional acquisition opportunities; the Company’s inability to successfully complete real estate acquisitions or successfully operate acquired properties; the Company’s failure to qualify or maintain its status as a REIT; risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed; and risks associated with downturns in domestic and local economies, and volatility in the securities markets. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Property Locations

Roseville, CA
Northern California
West Sacramento, CA
Stockton, CA
Manteca, CA
Tracy, CA
Gilroy, CA
Salt Lake City, UT
Midvale, UT
St. George, UT
Las Vegas, NV
San Diego, CA
Phoenix, AZ
Dallas/Ft. Worth, TX
Southlake, TX
Rockwall, TX
Fort Worth, TX
Odessa, TX
Houston, TX
Brandywine, MD
Richmond, VA
Newport, TN
Spring Hill, TN
Simpsonville, SC
Atlanta, GA
Birmingham, AL
Montgomery, AL
Milledgeville, GA
Dothan, AL
St. Marys, GA
Ocala, FL
Orlando, FL
Tampa, FL
Palm Beach Gardens, FL
Change in Total Population from 2010 to 2020
Greater Than 350,000
Between 100,000-350,000
Less Than 100,00
EXL Properties
Regional Offices

Analyst Coverage

Company	Analyst	Contact

Barclays Capital	Ross Smotrich	(212) 526-2306
	Linda Tsai	(212) 526-9937

Cantor Fitzgerald	Evan Smith	(212) 915-1220

Hilliard Lyons	Carol Kemple	(502) 588-1839

KeyBanc	Jordan Sadler	(917) 368-2280
	Todd Thomas	(917) 368-2286

Raymond James	Paul D. Puryear	(727) 567-2253
	Collin Mings	(727) 567-2585

Sandler O’Neill + Partners	Alexander Goldfarb	(212) 466-7937
	Ryan Peterson	(212) 466-7927

Stifel, Nicolaus	Nathan Isbee	(443) 224-1346
	Jennifer Hummert	(443) 224-1288

Wells Fargo	Jeff Donnelly	(617) 603-4262
	Tamara Fique	(443) 263-6568

Summary Financial and Portfolio Data (Consolidated)

For the Period Ended March 31, 2015
(Dollars and share data in thousands, except per share data)

Portfolio Summary
Total Gross Leasable Square Feet (GLA)-Operating Portfolio (1)	7,145,777
Percent Leased-Operating Portfolio	94.4%
Percent Occupied-Operating Portfolio	93.1%
Annualized Base Rent (2)	$110,296
Total no. retail leases signed or renewed	44
Total sq. ft. retail leases signed or renewed	239,058

Financial Results
Net income (loss) attributable to the common stockholders	$17,628
Net income (loss) per diluted share	$0.28
Funds from operations (FFO)	$15,590
FFO per diluted share	$0.24
Adjusted funds from operations (AFFO)	$15,999
AFFO per diluted share	$0.25
EBITDA	$45,209

Assets
Gross undepreciated real estate	$1,459,658
Gross undepreciated assets	$1,739,871
Total liabilities to gross undepreciated assets	50.7%
Debt to gross undepreciated assets	45.4%

Capitalization
Common shares outstanding	63,403
OP units outstanding	1,020

Total common shares and OP units	64,423
Closing price at quarter end	$14.02
Equity capitalization	$903,210
Series A convertible preferred shares (at liquidation preference of $25.00 per share)	29,524
Series B preferred shares (at liquidation preference of $25.00 per share)	92,000
Total debt (3)	789,646

Total capitalization	$1,814,380

Debt/total capitalization	43.5%
Debt/EBITDA	4.4

Common Stock Data
Range of closing prices for the quarter	$13.43-14.38
Weighted average common shares outstanding - diluted (EPS)	64,987
Weighted average common shares outstanding - diluted (FFO and AFFO)	63,493
Shares of common stock outstanding	63,403

(1)	Includes retail and office gross leasable area, but excludes gross leasable area from developments under construction and any planned development.

(2)	Annualized Base Rent excludes rental revenue from non-stabilized development properties.

(3)	Excludes debt discount or premium.

Balance Sheets

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
ASSETS:

Property:
Land	$433,635	$455,112	$409,013	$380,363	$380,368
Buildings	860,390	921,604	754,860	647,401	646,062
Site improvements	83,222	87,305	69,137	64,769	64,283
Tenant improvements	65,484	70,549	62,454	56,459	55,624
Construction in progress	16,927	8,819	26,697	14,980	8,028
Less accumulated depreciation	(92,993)	(90,543)	(83,008)	(75,834)	(68,635)

Property, net	1,366,665	1,452,846	1,239,153	1,088,138	1,085,730
Cash and cash equivalents	5,525	6,603	6,143	183,749	5,307
Restricted cash	94,102	8,272	7,707	6,973	8,535
Tenant receivables, net	5,772	5,794	4,404	3,205	3,746
Lease intangibles, net	110,068	123,373	81,796	68,213	73,013
Deferred rent receivable	10,376	11,479	10,824	10,342	9,819
Other assets (1)	20,404	32,081	36,022	22,572	21,143
Real estate held for sale, net of accumulated amortization	27,295	-	-	-	-
Investment in unconsolidated entities	6,671	6,689	8,378	8,303	8,405

Total assets	$1,646,878	$1,647,137	$1,394,427	$1,391,495	$1,215,698

LIABILITIES AND EQUITY:

Liabilities:
Mortgages payable, net	$192,956	$192,748	$160,837	$207,048	$238,543
Notes payable	199,000	238,000	56,000	-	198,000
Unsecured notes	398,791	398,758	348,725	348,693	100,000
Accounts payable and other liabilities	37,920	34,338	40,821	29,110	23,964
Liabilities of real estate held for sale	2,207	-	-	-	-
Lease intangibles, net	37,439	42,470	36,260	25,845	26,967
Dividends/distributions payable	13,580	12,857	12,918	13,160	10,944

Total liabilities	881,893	919,171	655,561	623,856	598,418

Equity:
Total stockholders’ equity	752,253	715,389	727,094	755,611	605,665
Non-controlling interests	12,732	12,577	11,772	12,028	11,615

Total equity	764,985	727,966	738,866	767,639	617,280

Total liabilities and equity	$1,646,878	$1,647,137	$1,394,427	$1,391,495	$1,215,698

(1) Other assets is primarily comprised of deposits, notes receivable, prepaid expenses and furniture, fixtures, and equipment

Statements of Operations

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014

Revenues:
Rental revenue	$31,976	$24,908
Tenant recoveries	7,443	5,256
Other income	1,072	434

Total revenues	40,491	30,598

Expenses:
Maintenance and repairs	2,987	2,223
Real estate taxes	4,417	3,366
Management fees	643	518
Other operating expenses	2,732	1,731
Changes in fair value of contingent consideration	-	-
General and administrative	4,348	3,815
Depreciation and amortization	17,266	11,796

Total expenses	32,393	23,449

Net operating income	8,098	7,149

Interest expense	(7,551)	(4,989)
Interest income	50	49
Income (loss) from equity in unconsolidated entities	134	69
Gain on acquisition of real estate and sale of land parcel	-	-
Gain on sale of real estate assets	19,661	-

Net income (loss)	20,392	2,278
Net (income) loss attributable to non-controlling interests	(379)	(83)

Net income (loss) attributable to Excel Trust, Inc.	20,013	2,195
Preferred stock dividends	(2,385)	(2,744)
Cost of redemption of preferred stock	-	-

Net income (loss) attributable to the common stockholders	$17,628	$(549)

Basic net income (loss) per share	$0.28	$(0.01)

Diluted net income (loss) per share	$0.28	$(0.01)

Weighted-average common shares outstanding - basic	62,473	47,785

Weighted-average common shares outstanding - diluted	64,987	47,785

The notes in the Form 10-Q or 10-K are an integral part of these condensed consolidated financial statements.

Reconciliation of Net Income to EBITDA

(Earnings before Interest, Taxes, Depreciation & Amortization)

Excel Trust, Inc.’s EBITDA and a reconciliation to net income (loss) for the periods presented is as follows:

(Dollars in thousands)

	Three Months Ended March 31, 2015	Three Months Ended December 31, 2014	Three Months Ended September 30, 2014	Three Months Ended June 30, 2014	Three Months Ended March 31, 2014

Net income attributable to Excel Trust, Inc.	$20,392	$3,617	$1,218	$1,905	$2,195

Add:
Interest expense	7,551	6,810	6,387	5,981	4,989
Depreciation and amortization	17,266	16,242	11,212	11,411	11,796

EBITDA	$45,209	$26,669	$18,817	$19,297	$18,980

Reconciliation of Net Income to FFO and AFFO

For the Period Ended March 31, 2015

(In thousands, except per share data)

Excel Trust, Inc.’s FFO and AFFO available to common stockholders and operating partnership unitholders and a reconciliation to net income(loss) for the three months ended March 31, 2015 and 2014 is as follows:

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014

Net income (loss) attributable to the common stockholders	$17,628	$(549)

Add:
Non-controlling interests in operating partnership	289	(10)
Depreciation and amortization	17,266	11,796
Deduct:
Depreciation and amortization related to joint venture (1)	68	170
Gain on sale of real estate assets	(19,661)	-

Funds from operations (2)	$15,590	$11,407

Adjustments:
Gain on sale of equity securities	(308)	-
Charge for developer profit participation interests	327	-
Transaction costs	405	306
Deferred financing costs	567	424
Stock-based and other non-cash compensation expense	1,063	574
Straight-line effects of lease revenue	(742)	(592)
Amortization of above- and below-market leases	(618)	(138)
Non-incremental capital expenditures	(288)	(111)
Non-cash expenses (income) - including portion of joint ventures	3	(9)

Adjusted funds from operations (2)	$15,999	$11,861

Weighted average common shares outstanding	62,473	47,785
Add (3):
OP units	1,020	1,020
Restricted stock	-	-

Weighted average common shares outstanding - diluted (FFO and AFFO)	63,493	48,805

Funds from operations per share (diluted) (4)	$0.24	$0.23
Adjusted funds from operations per share (diluted) (4)	$0.25	$0.24

Other Information (5):
Leasing commissions paid	$337	$272
Tenant improvements paid	$1,296	$1,257

(1)	Includes a reduction for the portion of consolidated depreciation and amortization expense that would be allocable to non-controlling interests and an increase for the the Company’s portion of depreciation and amortization expense related to its former investment in the unconsolidated La Costa Town Center property and current investment in The Fountains at Bay Hill property.

(2)	FFO and AFFO are described on the Definitions page.

(3)	The calculation of FFO for the three months ended March 31, 2015 and 2014 include 1,020,000 OP units, which are considered antidilutive for purposes of calculating diluted earnings per share. The three months ended March 31, 2015 and 2014 exclude 225,675 and 502,476 shares of restricted stock and 2,010,735 and 3,367,200 shares of common stock, respectively, potentially issuable pursuant to the conversion feature of the preferred stock based on the “if converted” method.

(4)	The calculation of funds from operations per share (diluted) and adjusted funds from operations per share (diluted) for the three months ended March 31, 2015 and 2014 includes a reduction of $131,000 and $132,000, respectively, for dividends paid to shares of restricted common stock in excess of earnings.

(5)	Excludes development properties and shell construction costs for value-add opportunities at operating properties.

Debt Summary (Consolidated)

For the Period Ended March 31, 2015

(Dollars in thousands)

		% Total Debt
Fixed Rate Debt(1)	$525,601	67%
Variable Rate Debt(2)	264,045	33%

Total Debt(1)	$789,646	100%
Debt(1)/Gross Undepreciated Assets	45.4%
		% Total Debt
Secured Debt(1)	$190,646	24%
Unsecured Debt	599,000	76%

Total Debt	$789,646	100%
Secured Debt to Gross Undepreciated Assets		11.0%

Maturities by Year-Secured(3)	Amount	% Total Debt		Maturities by Year-Unsecured(3)	Amount	Contractual Interest Rate	% Total Debt

2015	$47,650	6.0%		2015(4)	$50,000	1.3%	6.3%
2016	3,070	0.4%		2016	-
2017	42,192	5.3%		2017	-
2018	5,995	0.8%		2018	199,000	1.5%	25.2%
2019	6,390	0.8%		2019	-
2020	38,216	4.8%		2020	75,000	4.4%	9.5%
2021	1,447	0.2%		2021	-
2022	33,686	4.3%		2022	-
2023	-	0.0%		2023	25,000	5.2%	3.2%
2024	-	0.0%		2024	250,000	4.6%	31.7%
Beyond 2024	12,000	1.5%		Beyond 2024	-

Total	$190,646	24.1%		Total	$ 599,000	3.3%	75.9%

Mortgage Notes	Amount	Contractual Interest Rate	Maturity

The Promenade	$45,645	4.8%	Nov-15
5000 South Hulen	13,110	5.6%	Apr-17
Lake Pleasant Pavilion	27,418	6.1%	Oct-17
West Broad Marketplace	3,045	2.5%	Jan-18
Rite Aid, Vestavia	785	7.3%	Oct-18
Living Spaces-Promenade	6,667	7.9%	Nov-19
West Broad Village(2)	39,700	3.3%	May-20
Downtown at the Gardens	42,276	4.6%	Jul-22
Northside Mall(2)	12,000	0.0%	Nov-35

Total	190,646	4.5%
Debt (discount) or premium	2,310

Mortgage notes, net	$192,956

(1) Amount excludes debt discount or premium.

(2) Includes the Northside Plaza redevelopment revenue bonds to be used for the redevelopment of this property and our unsecured revolving credit facility. The revenue bonds are priced off the SIFMA index and reset weekly (the rate as of March 31, 2015 was 0.03%). The revenue bonds are secured by a $12.1 million letter of credit issued by the Company from the Company’s credit facility. The construction loan on the West Broad Marketplace property bears interest at LIBOR plus 2.30% (the rate as of March 31, 2015 was 2.49%). The $50.0 million unsecured term loan bears interest at LIBOR plus 1.15% (the rate as of March 31, 2015 was 1.33%). The unsecured revolving credit facility bears interest at LIBOR plus 0.90% to 1.70% (the rate as of March 31, 2015 was 1.48%).

(3) Includes monthly payments on outstanding principal as well as principal due at maturity.

(4) The Company entered into a $50.0 million term loan in December 2014, which bears interest at the rate of LIBOR plus a margin of 115 basis points with a maturity date of June 30, 2015. The term loan may be extended for an additional five months at the Company’s option and upon the payment of an extension fee.

Common and Preferred Stock Data

For the Period Ended March 31, 2015

(In thousands, except per share data)

	Three Months Ended March 31, 2015	Three Months Ended December 31, 2014	Three Months Ended September 30, 2014	Three Months Ended June 30, 2014
Earning per share - share data
Weighted average common shares outstanding - diluted	64,987	60,416	60,389	48,567

Diluted common shares - EPS	64,987	60,416	60,389	48,567

Funds from operations - share data
Weighted average common shares outstanding	62,473	60,416	60,389	48,567
Weighted average OP units outstanding	1,020	1,020	1,020	1,020
Weighted average restricted stock outstanding	-	699	-	747

Total potential dilutive common shares	63,493	62,135	61,409	50,334

Total common shares (including restricted stock) outstanding	63,403	61,113	61,116	61,117
Total OP units outstanding	1,020	1,020	1,020	1,020
Total Series A convertible preferred shares outstanding	1,181	1,181	1,331	2,000
Total Series B preferred shares outstanding	3,680	3,680	3,680	3,680

Common share data
High closing share price	$14.38	$13.50	$13.41	$13.92
Low closing share price	$13.43	$11.93	$11.77	$12.32
Average closing share price	$13.89	$12.80	$12.82	$12.95
Closing price at end of period	$14.02	$13.39	$11.77	$13.33
Dividends per share - annualized	$0.72	$0.70	$0.70	$0.70
Dividend yield (based on closing share price at end of period)	5.1%	5.2%	5.9%	5.3%

Dividends per share
Common stock (EXL)	$0.1800	$0.1750	$0.1750	$0.1750
Series A Convertible Perpetual Preferred stock	$0.4375	$0.4375	$0.4375	$0.4375
Series B Preferred stock	$0.5078	$0.5078	$0.5078	$0.5078

Acquisitions & Developments

For the Period Ended March 31, 2015

(Dollars in thousands, except price per square foot)

Value-add Opportunities	City	State	Estimated Opening Date(1)	GLA to be Constructed	Land(2)	Improvements	Total Carrying Amount(3)	Remaining Estimated Cost to Complete	% GLA Leased / Committed(4)	Major Tenants
Plaza at Rockwall - Phase III	Rockwall	TX	Q4 2015	10,560	$-	$221	$221	$2,119	80%	Chico’s, Soma, James Avery
Stadium Center - Expansion	Manteca	CA	Q4 2015	12,808	$-	$103	$103	$2,697	100%	Ulta
Chimney Rock - Phase III	Odessa	TX	Q4 2015	13,500	$-	$124	$124	$2,743	100%	Petco

Total				36,868	$-	$448	$448	$7,559

Developments Under Construction	City	State	Estimated Opening Date(1)	GLA to be Constructed	Land(2)	Improvements	Total Carrying Amount(3)	Remaining Estimated Cost to Complete	% GLA Leased / Committed(4)	Major Tenants
Chimney Rock - Phase II	Odessa	TX	Q4 2015	79,626	$2,030	$7,627	$9,657	$4,009	61%	Dickey’s BBQ, Mattress Firm, Northern Tool
Southlake Park Village	Southlake (Dallas)	TX	Q2 2015	186,045	$16,060	$31,841	$47,901	$11,599	72%	Fresh Market, REI, Michael’s
West Broad Marketplace	Richmond	VA	TBD	400,000	$20,904	$4,180	$25,084	$54,416	61%	Cabela’s, Wegmans

Total				665,671	$38,994	$43,648	$82,642	$70,024

Future Developments / Land	City	State	Estimated GLA to be Constructed / Land	Estimated Start Date	Estimated Project Cost	Projected Use
Plaza at Rockwall - Phase IV	Rockwall	TX	10,500	TBD	n/a	Additional shop space
Park West Place - Expansion B	Stockton	CA	9,700	TBD	n/a	Additional shop space
Stadium Center - Expansion	Manteca	CA	8,500	TBD	n/a	Additional shop space
Chimney Rock - Phase IV	Odessa	TX	5.2 acres	TBD	n/a	Additional land to be sold or developed
Shops at Foxwood	Ocala	FL	1.0 acres	TBD	n/a	Additional land to be sold or developed
West Broad Village - Expansion B	Richmond	VA	1.2 acres	TBD	n/a	Additional land to be sold or developed
League City Town Center	League City	TX	0.9 acres	TBD	n/a	Additional land to be sold or developed
Brandywine Crossing - Phase II	Brandywine	MD	1.0 acres	TBD	n/a	Additional land to be sold or developed

(1) Opening Date represents the date at which the Company estimates that the majority of the gross leasable area will be open for business. A property is reclassified from development to the operating portfolio at the earlier of (i) 85.0% occupancy or (ii) one year from completion and delivery of the space.

(2) The Company has not allocated a separate value to land parcels at certain properties for developments that represent only a small portion of the overall property.

(3) Total Carrying Amount includes land value (where applicable), whereas Construction In Progress (CIP) values for development properties as listed in the Company’s SEC filings excludes land values.

(4) Includes square footage of buildings leased to tenants (including square footage of buildings on outparcels owned by the Company and ground leased to tenants) as well as signed non-binding letters of intent as of April 2015.

Operating Portfolio Summary (Consolidated)

For the Period Ended March 31, 2015

(Dollars in thousands, except price per square foot)

Property Name	City	State	Year Built(1)	Total GLA(2)	Acquisition Date	Price Sq. Ft.	Initial Cost Basis	Percent Leased 3/31/15	Percent Leased 12/31/14	Major Tenants
Operating Portfolio
West Broad Village(3)	Richmond	VA	2009	397,656	10/19/2012	$257	$170,200	76.8%	77.0%	Whole Foods, REI, HomeGoods, Dave & Buster’s, South University
Downtown at the Gardens	Palm Beach Gardens	FL	2005	339,559	10/1/2014	$413	$140,200	97.3%	99.2%	Whole Foods, Golfsmith, Urban Outfitters, Yard House, Cobb Theatres
The Shops at Fort Union	Salt Lake City	UT	1974/2007	688,549	9/26/2014	$191	$131,500	96.9%	96.9%	Walmart, Smiths (Kroger), Gordmans, Dick’s, Bed, Bath & Beyond, Babies’ R’ Us, Ross, OfficeMax, Michaels, DSW, Petco, Ulta
The Promenade(4)	Scottsdale	AZ	1999	566,663	7/11/2011	$222	$126,000	94.3%	94.2%	Nordstrom Rack, Trader Joe’s, OfficeMax, PetSmart, Old Navy, Michael’s, Stein Mart, Cost Plus, Living Spaces, Lowe’s (non-owned)
Park West Place	Stockton	CA	2005	603,464	12/14/2010	$153	$92,500	99.8%	99.4%	Lowe’s, Kohl’s, Sports Authority, Jo-Ann, Ross, PetSmart, Office Depot, Target (non-owned)
Gilroy Crossing	Gilroy	CA	2004	325,431	4/5/2011	$210	$68,400	100.0%	100.0%	Kohl’s, Ross, Michaels, Bed Bath & Beyond, Target (non-owned)
Brandywine Crossing(5)	Brandywine	MD	2009/2014	231,036	10/1/2010	$242	$56,000	95.3%	96.9%	Safeway, Marshalls, Jo-Ann, Target (non-owned), Costco (non-owned)
Highland Reserve	Roseville	CA	2004	191,415	12/29/2014	$274	$52,500	100.0%	98.5%	Kohl’s, Sport Chalet, PetSmart, BevMo!, and Target (non-owned)
Plaza at Rockwall	Rockwall	TX	2007/2012	432,096	6/29/2010	$118	$50,800	99.2%	99.2%	Best Buy, Dick’s, Staples, Ulta, JC Penney, Belk, HomeGoods, Jo-Ann
Riverpoint Marketplace	Sacramento	CA	2009	133,928	12/19/2014	$327	$43,800	97.0%	97.0%	Ross, Petco, Ikea (non-owned), Walmart (non-owned), and Home Depot (non-owned)
Lake Pleasant Pavilion	Phoenix (Peoria)	AZ	2007	178,376	5/16/2012	$234	$41,800	91.8%	89.0%	Target (non-owned), Marshalls, Bed Bath & Beyond, BevMo!, Tilly’s, Kirkland’s, The Dress Barn
Stadium Center	Manteca	CA	2006	160,726	7/1/2013	$256	$41,150	95.5%	95.5%	Ross, Jo-Ann, Office Max, Old Navy, Costco (non-owned) and Kohl’s (non-owned)
Dellagio	Orlando	FL	2009	123,318	10/19/2012	$325	$40,100	80.1%	80.6%	Flemings, Fifth Third Bank
League City Town Center	League City (Houston)	TX	2008	194,736	8/1/2013	$203	$39,500	96.4%	96.4%	Ross, TJ Maxx, Michael’s, PetSmart, Staples, SuperTarget (non-owned) and Home Depot (non-owned)
Vestavia Hills City Center	Birmingham (Vestavia Hills)	AL	2002	391,899	8/30/2010	$89	$34,900	89.1%	88.5%	Publix, Dollar Tree, Stein Mart, Rave Motion Pictures
The Crossings of Spring Hill	Nashville (Spring Hill)	TN	2008	219,880	12/19/2011	$141	$31,000	95.5%	94.8%	SuperTarget (non-owned), Kohl’s (non-owned), PetSmart, Ross, Bed Bath & Beyond
Tracy Pavilion	Tracy	CA	2006	162,463	1/24/2013	$189	$30,700	95.7%	95.7%	Marshalls, Ross, PetSmart, Staples, Ulta
Red Rock Commons	St. George	UT	2012	134,152	4/23/2010	$214	$28,700	100.0%	99.1%	Dick’s, PetSmart, Old Navy, Gap Outlet, Ulta
Edwards Theatres	San Diego (San Marcos)	CA	1999	100,551	3/11/2011	$261	$26,200	100.0%	100.0%	Edwards Theatres (a subsidiary of Regal Cinemas)
Rosewick Crossing	La Plata	MD	2008	115,972	10/1/2010	$215	$24,900	81.8%	81.8%	Giant Food, Lowe’s (non-owned)
EastChase Market Center	Montgomery	AL	2008	181,431	2/17/2012	$136	$24,700	98.9%	98.9%	Dick’s, Jo-Ann, Bed Bath & Beyond, Michaels, Old Navy, Costco (non-owned)
Chimney Rock	Odessa	TX	2012	204,270	8/30/2012	$117	$23,800	97.5%	97.5%	Academy Sports, Best Buy, Marshalls, Kirkland’s, Ulta
Excel Centre	San Diego	CA	1999	82,157	4/23/2010	$288	$23,700	90.4%	90.4%	Kaiser Permanente, Excel Trust, UBS
5000 South Hulen	Fort Worth	TX	2005	86,833	5/12/2010	$252	$21,900	95.4%	98.6%	Barnes & Noble, Old Navy
Anthem Highlands	Las Vegas (Henderson)	NV	2006	118,763	12/1/2011	$147	$17,500	91.3%	91.3%	Albertsons, CVS, Wells Fargo, Bank of America
Centennial Crossroads	Las Vegas	NV	2003	105,415	11/22/2013	$156	$16,400	87.3%	87.3%	Vons, Chase Bank
LA Fitness	San Diego	CA	2006	38,000	10/4/2013	$376	$14,300	100.0%	100.0%	LA Fitness
Pavilion Crossing	Brandon	FL	2012	68,400	10/1/2012	$192	$13,100	98.2%	100.0%	Publix
Shops at Foxwood	Ocala	FL	2010	78,660	10/19/2010	$160	$12,600	90.8%	90.8%	Publix, McDonald’s (non-owned)
Northside Plaza	Dothan	AL	2010	171,670	11/15/2010	$70	$12,400	94.8%	94.8%	Publix, Hobby Lobby, Books A Million
Meadow Ridge Plaza	Orlando	FL	2007	45,199	10/19/2012	$215	$9,700	85.8%	85.8%	Fifth Third Bank
Shoppes of Belmere	Orlando	FL	2008	26,502	10/19/2012	$366	$9,700	100.0%	100.0%	CVS
Lake Burden Shoppes	Orlando	FL	2008	20,598	10/19/2012	$413	$8,500	87.6%	87.6%	Walgreens
Five Forks Place	Simpsonville	SC	2002	61,191	4/23/2010	$127	$7,800	98.5%	100.0%	Publix
Mariner’s Point	St. Marys	GA	2001	45,215	7/20/2010	$146	$6,600	84.1%	91.2%	Shoe Show, Super Wal-Mart (non-owned)
Newport Towne Center	Newport	TN	2006	60,100	4/23/2010	$108	$6,500	88.3%	82.6%	Stage Stores (DBA Goody’s), Dollar Tree, Super Wal-Mart (non-owned)
Merchant Central	Milledgeville	GA	2004	45,013	6/30/2010	$136	$6,100	83.9%	89.2%	Dollar Tree, Super Wal-Mart (non-owned)
Cedar Square	Duncanville (Dallas)	TX	2014	14,490	11/4/2013	$77	$1,116	100.0%	100.0%	Walgreens
Total Operating Portfolio	Total			7,145,777		$201	$1,507,266	94.4%	93.9%

(1) Year built represents the year in which construction was completed or the date of the last major renovation.

(2) Total GLA represents total gross leasable area owned by the Company at the property (includes GLA of buildings on ground lease).

(3) The West Broad Village property is a mixed use shopping center that includes retail, office and 339 apartment units on the upper levels of the shopping center. However, the property’s total GLA listed herein excludes square footage of the apartments. As such, the approximate initial cost basis of the apartments of $68 million has been deducted from the price per square foot calculation.

(4) Includes an additional land parcel acquired in August 2013 with an initial cost basis of approximately $16.0 million.

(5) Includes additional land parcels acquired in November 2014 with an initial cost basis of approximately $11.5 million.

Summary of Retail Leasing Activity (Consolidated)

For the Period Ended March 31, 2015

	Number of Leases(1)	GLA	Weighted Average- New Lease Rate(2)	Weighted Average- Prior Lease Rate(2)	Percentage Increase or (Decrease)	Tenant Improvement Allowance per Sq. Ft.	Weighted-Average Lease Term (Yrs.)

Comparable Leases
New leases(3)	6	15,169	$28.34	$31.20	-9.2%	$2.04	4.8
Renewals/Options	28	173,919	13.03	12.65	3.0%	-	4.7

Total: Comparable Leases	34	189,088	$14.26	$14.14	0.8%	$0.16	4.7

Non-Comparable Leases
Operating portfolio	9	47,228	$16.43	n/a	n/a	$2.92	9.9
Development	1	2,742	40.00	n/a	n/a	60.00	7.0

Total: Non-Comparable Leases	10	49,970	$17.73	n/a	n/a	$6.05	9.7

Total Leasing Activity	44	239,058	$14.98	n/a	n/a	$1.40	5.7

(1) Excludes month-to-month leases and leases involving office GLA.

(2) Lease rate represents final cash rent from the previous lease and the initial cash rent from the new lease and excludes the impact of changes in lease rates during the term.

(3) Represents leases signed on spaces for which there was a tenant within the last 12 months. Excludes leases signed at development properties.

Same Property Analysis

For the Period Ended March 31, 2015

(In thousands, except per share amounts)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Percentage Change
Same Property Portfolio (1)

Number of properties	33	33
Rentable square feet	5,751,681	5,751,681
Percent leased	93.6%	92.9%	0.8%

Percentage of total operating portfolio	80.5%	100.0%

Total revenues	$28,630	$28,551	0.3%

Total expenses	7,313	7,367	-0.7%

Same property - net operating income (GAAP basis)	$21,317	$21,184	0.6%

Less: straight line rents, fair-value lease revenue, lease incentive revenue	(392)	(574)	-31.7%
Same property - net operating income (cash basis)	$20,925	$20,610	1.5%

(1)	Includes all properties purchased prior to January 1, 2014 (three month analysis). Excludes adjustments relating to prior year reimbursements. Also excludes our Lowe’s properties, which was sold in October 2014 and our Cedar Square property, in which the inline retail portion of the property was sold in November 2014.

Major Tenants By GLA (Consolidated)

For the Period Ended March 31, 2015

(Dollars in thousands, except rent per square foot)

Total GLA-Operating Portfolio(1)			7,145,777

	Tenants	# Stores	Square Feet	% of Total GLA

1	Kohl’s	3	264,904	3.7%
2	Publix	5	245,351	3.4%
3	Ross Dress For Less	8	229,126	3.2%
4	TJX Companies	7	191,207	2.7%
5	Dick’s Sporting Goods	4	189,336	2.6%
6	Bed Bath & Beyond	6	170,099	2.4%
7	Lowe’s	1	154,794	2.2%
8	PetSmart	8	150,798	2.1%
9	Jo-Ann	6	139,922	2.0%
10	Living Spaces(2)	1	133,120	1.9%

	Total Top 10 GLA	49	1,868,657	26.2%

Major Tenants By ABR (Consolidated)

Annualized Base Rent-Operating Portfolio (3)					$ 110,296

	Tenants	# Stores	Square Feet	Rent Per Sq. Ft.	ABR	% ABR

1	Ross Dress For Less	8	229,126	$12.73	$2,916	2.6%
2	Publix	5	245,351	11.15	$2,735	2.5%
3	Kohl’s	3	264,904	9.41	$2,493	2.3%
4	PetSmart	8	150,798	15.96	$2,407	2.2%
5	Dick’s Sporting Goods	4	189,336	12.65	$2,395	2.2%
6	Edwards Theatres (Regal Cinemas)	1	100,551	23.35	$2,348	2.1%
7	Whole Foods	2	102,742	21.42	$2,201	2.0%
8	TJX Companies	7	191,207	10.66	$2,037	1.8%
9	Michaels	6	134,772	13.51	$1,821	1.7%
10	Kaiser Permanente	1	38,432	45.97	$1,767	1.6%
	Total Top 10 Annualized Rent	45	1,647,219	$14.04	$23,120	21.0%

(1) Includes gross leasable area associated with buildings on ground lease.

(2) Living Spaces is sub-leasing the building from Sears.

(3) Annualized Base Rent does not include rental revenue from multi-family properties and is further described on the Definitions page.

Expiration Schedule (Consolidated)

For the Period Ended March 31, 2015

(Dollars in thousands, except rent per square foot)	3/31/2015	12/31/2014

Total GLA - Operating Portfolio	7,145,777	7,551,956
Total GLA Occupied - Operating Portfolio	6,654,458	6,989,765

% Occupied	93.1%	92.6%

Total GLA - Operating Portfolio	7,145,777	7,551,956
Total GLA Leased - Operating Portfolio	6,745,141	7,088,293

% Leased	94.4%	93.9%

Retail GLA - Operating Portfolio(1)	7,063,620	7,213,617
Retail GLA Occupied - Operating Portfolio	6,580,174	6,702,105

% Occupied	93.2%	92.9%

Retail GLA - Operating Portfolio(1)	7,063,620	7,213,617
Retail GLA Leased - Operating Portfolio	6,670,857	6,800,633

% Leased	94.4%	94.3%

Total Retail Anchor GLA % Leased - Operating Portfolio	99.1%	98.9%
Total Retail Inline GLA % Leased - Operating Portfolio	85.6%	85.8%

Same Property GLA % Leased (Sequential) - Operating Portfolio(2)	94.4%	94.4%

	Occupied Retail GLA	% of Occupied Retail GLA	Total Occupied Retail ABR	% of Total Occupied Retail ABR
Occupied Retail Anchor GLA(3)	4,567,575	69.4%	$56,887	52.8%
Occupied Retail Inline GLA(3)	2,012,599	30.6%	50,907	47.2%

Total Occupied Retail GLA	6,580,174	100.0%	$107,794	100.0%

Year		Anchor GLA Expiring	% of Total Occupied Retail GLA	Anchor Rent Per Sq. Ft.	Inline GLA Expiring	% of Total Occupied Retail GLA	Inline Rent Per Sq. Ft.	Total Occupied Retail GLA Expiring	% of Total Occupied Retail GLA	Total Occupied Retail ABR Expiring	% of Total Retail ABR	Average Rent Per Sq. Ft.

2015	(4)	112,405	1.7%	$13.43	227,141	3.5%	$22.44	339,546	5.2%	$6,605	6.1%	$19.45
2016		197,167	3.0%	$11.68	245,385	3.7%	$25.76	442,552	6.7%	$8,624	8.0%	$19.49
2017		100,652	1.5%	$14.06	294,911	4.5%	$23.60	395,563	6.0%	$8,375	7.8%	$21.17
2018		307,656	4.7%	$14.04	269,819	4.1%	$24.31	577,475	8.8%	$10,878	10.1%	$18.84
2019		685,232	10.4%	$14.72	326,973	5.0%	$23.98	1,012,205	15.4%	$17,926	16.6%	$17.71
2020		691,664	10.5%	$14.73	173,981	2.6%	$24.42	865,645	13.2%	$14,437	13.4%	$16.68
2021		222,282	3.4%	$13.07	103,134	1.6%	$23.50	325,416	4.9%	$5,328	4.9%	$16.37
2022		324,317	4.9%	$12.78	65,133	1.0%	$21.62	389,450	5.9%	$5,552	5.2%	$14.26
2023		124,354	1.9%	$12.85	82,017	1.2%	$29.66	206,371	3.1%	$4,030	3.7%	$19.53
2024		284,865	4.3%	$10.29	129,623	2.0%	$25.70	414,488	6.3%	$6,262	5.8%	$15.11
Beyond 2024		1,516,981	23.1%	$10.21	94,482	1.4%	$45.34	1,611,463	24.5%	$19,777	18.3%	$12.27

Total		4,567,575	69.4%	$12.45	2,012,599	30.6%	$25.29	6,580,174	100.0%	$107,794	100.0%	$16.38

(1) Retail figures exclude the Excel Centre and Promenade Corporate Center office properties.

(2) Same property GLA percent leased (sequential) excludes any properties that were reclassified to the operating portfolio, acquired, or disposed of during the quarter.

(3) Anchor Tenants and Inline Tenants are described on the Definitions page.

(4) Includes month-to-month leases and ground leases, but excludes percentage rent.

Unconsolidated Investments

For the Period Ended March 31, 2015

(Dollars in thousands)

						Financial Information			Leasing Information
Investment Partner	Formation/Acquisition Date	Property	City	State	Total GLA(1)	Total Assets	Total Debt	Ownership Interest	Percent Leased	ABR

MDC	October 19, 2012	The Fountains at Bay Hill	Orlando	FL	103,767	$39,205	$23,805	50%	92.4%	$3,016

(1) Total GLA represents total gross leasable area owned by the Company at the property (includes GLA of buildings on ground lease).

Summary Financial Information:

Balance Sheet(2)	March 31, 2015	Company Pro Rata	December 31, 2014	Company Pro Rata
Assets:
Investments in Real Estate	$36,238	$18,119	$36,387	$18,194
Cash & cash equivalents	922	461	868	434
Other assets	2,045	1,023	2,102	1,051

Total assets	$39,205	$19,603	$39,357	$19,679

Liabilities and members’ equity:
Mortgage notes payable and secured loan	$23,805	$11,903	$23,952	$11,976
Other liabilities	1,886	943	1,857	929
Members’ equity	13,514	6,757	13,548	6,774

Total liabilities and equity	$39,205	$19,603	$39,357	$19,679

Company’s investment in unconsolidated entities		$6,671		$6,689

Income Statement	Three Months Ended March 31, 2015	Company Pro Rata	Three Months Ended March 31, 2014	Company Pro Rata
Total revenues	$904	$452	$1,355	$560

Expenses:
Property operating expenses	150	75	307	107
General and administrative	-	-	-	-
Depreciation and amortization	252	126	593	230

Total expenses	402	201	900	337

Interest expense	(235)	(117)	(476)	(154)

Net income (loss)	$267	$134	$(21)	$69

Company’s income (loss) from equity in unconsolidated entities(2)		$134		$69

(2) The Company’s income from equity in unconsolidated entities for the three months ended March 31, 2014 includes the Company’s proportionate shares of operating losses from its investment in La Costa Town Center prior to its sale on October 9, 2014. The investment is no longer included in the Company’s financial statements as of March 31, 2015.

Unconsolidated Debt(3):

Fountains at Bay Hill:	March 31, 2015
Proportionate share of debt:	$11,903
Maturity date:	December 1, 2021
Fixed interest rate:	3.75%

(3) The outstanding mortgage note was refinanced in October 2014, which increased the notional amount, extended the maturity date and fixed the interest rate at 3.75%.

Definitions

Adjusted Funds From Operations (AFFO): Adjusted Funds From Operations (AFFO) is a non-GAAP financial measure we believe is a useful supplemental measure of our performance. We compute AFFO by adding to FFO the non-cash compensation expense, amortization of prepaid financing costs and non-recurring transaction costs, and other one-time items, then subtracting straight-line rents, amortization of above and below market leases and non-incremental capital expenditures. Our computation may differ from the methodology for calculating AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of Excel Trust’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of Excel Trust’s liquidity, nor is it indicative of funds available to fund Excel Trust’s cash needs, including Excel Trust’s ability to pay dividends or make distributions.

Anchor Tenant: A tenant who occupies 10,000 square feet or more.

Annualized Base Rent: Annualized Base Rent is obtained by annualizing the cash rental rate (excluding reimbursements and percentage rent) for the final month of a reporting period. Annualized Base Rent does not include rental revenue from multi-family properties.

EBITDA: Earnings (excluding preferred stock dividends) before interest, taxes, depreciation and amortization.

Funds From Operations (FFO): Excel Trust considers FFO an important supplemental measure of its operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

Excel Trust computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP), excluding real estate-related depreciation and amortization, impairment charges and net gains (losses) on the disposition of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. Excel Trust’s computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) replacement or expansion, debt (computed in accordance with GAAP) as an indicator of Excel Trust’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of Excel Trust’s liquidity, nor is it indicative of funds available to fund Excel Trust’s cash needs, including Excel Trust’s ability to pay dividends or make distributions.

Inline Tenant: Any tenant who does not qualify as an anchor tenant.

Leased: A space is considered leased when both Excel Trust and the tenant have executed the lease agreement.

Occupied: A space is considered occupied when the tenant has access to the space and revenue recognition has commenced (includes month-to-month tenants). If a tenant has vacated a space and Excel Trust has agreed to terminate the lease, the space is considered unoccupied as of the date of execution of the amended lease agreement.